Exhibit (a)(7)
Amendment dated September 5, 2000 to the Declaration of Trust

          Amendment dated September 5, 2000 to the Declaration of Trust

The first clause of the second paragraph of Article V, Section 5.11 of the Trust's Declaration of Trust is amended to read as follows (additions are underscored):

Without limiting the authority of the Trustees to establish and designate any further Series or Classes of Shares, the Trustees hereby establish and designate
(i) fourteen Series each with three Classes of Shares, N Shares, A Shares and Institutional Shares: The Harris Insight Equity Fund, Harris Insight Equity Income Fund, Harris Insight Growth Fund, Harris Insight Small-Cap Opportunity Fund, Harris Insight International Fund, Harris Insight Emerging Markets Fund, Harris Insight Balanced Fund, Harris Insight Convertible Securities Fund, Harris Insight Bond Fund, Harris Insight Short/Intermediate Bond Fund, Harris Insight Intermediate Government Bond Fund, Harris Insight Intermediate Tax-Exempt Bond Fund, Harris Insight Tax-Exempt Bond Fund and Harris Insight Small-Cap Value Fund; (ii) four Series each with two classes of Shares, N Shares and Institutional Shares: The Harris Insight Index Fund, Harris Insight Tax-Exempt Money Market Fund, Harris Insight Money Market Fund and Harris Insight Government Money Market Fund; and (iii) three Series each with one class of Shares, Institutional Shares: The Harris Insight Large-Cap Aggressive Growth Fund, Harris Insight Small-Cap Aggressive Growth Fund and Harris Insight Technology Fund. The Shares of such Series and any Shares of any further Series or Classes of Shares that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series or Class at the time of establishing and designating the same) be subject to the following provisions:

/s/ Philip H. Rinnander
Philip H. Rinnander
President

Date:    September 5, 2000